Exhibit (n)

BAILLIE GIFFORD FUNDS

Plan pursuant to Rule 18f-3 under the

Investment Company Act of 1940

Amended and Restated as of September 22, 2020

This Plan (the “Plan”) is adopted by Baillie Gifford Funds (the “Trust”), an open-end investment management company, pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “Act”) and sets forth the general characteristics of, and the general conditions under which the Trust may offer, multiple classes of shares of its now existing and hereafter created portfolios (“Funds”). This Plan may be revised, amended or restated from time to time as provided below.

Class Designations

Subject to the terms and designations set forth in the Trust’s Second Amended and  Restated Agreement and Declaration of Trust, as amended or restated from time to time (the “Declaration of Trust”), each Fund may from time to time issue one or more of the following classes of shares: Institutional Class Shares, Class K Shares, Class 2 Shares, Class 3 Shares, Class  4 Shares and Class 5 Shares (Classes 2-5 are referred to below as “Legacy Class Shares”). Each of the classes of shares of any Fund will represent interests in the same portfolio of investments and, except as described herein, shall have the same rights and obligations as each other class. Each class shall be subject to such investment minimums and other conditions of eligibility as are set forth in the Trust’s prospectus (the “Prospectus”) or statement of additional information (the “SAI”) as from time to time in effect.

Class Eligibility

Class K, Institutional Class

Class K Shares are available solely to shareholders or prospective shareholders who (i) do not purchase shares through a broker, bank or other financial intermediary (a “Financial Intermediary”) or (ii) purchase shares through a Financial Intermediary that does not require the Fund to pay it for administrative, recordkeeping, account maintenance or other shareholder   services (collectively, “Sub-Accounting Services”) with respect to any of its underlying shareholder accounts. Institutional Class Shares are available solely to shareholders or prospective shareholders who purchase shares through a Financial Intermediary that may require the Fund to pay it for Sub-Accounting Services with respect to some or all of its underlying shareholder accounts. Some Financial Intermediaries that invest in Institutional Class Shares may not provide any Sub-Accounting Services or may require no payment from the Fund for any Sub-Accounting Services it may provide.

Institutional Class Shares are subject to fees and expenses associated with Sub-Accounting Services in amounts or subject to limits approved from time to time by the Board of Trustees of the Trust (the “Board”).

Class 2, Class 3, Class 4, Class 5

Legacy Class Shares of a publicly offered Fund are available for purchase only to shareholders holding Legacy Class Shares of such Fund. With respect to Legacy Class Shares, eligibility for a class is generally dependent on the size of the client’s total assets under management with Baillie Gifford Overseas Limited, the Trust’s investment adviser (referred to herein as “BGOL”) and its affiliates, as described from time to time in the Prospectus. With certain exceptions described below, eligibility for Class 2 Shares, Class 3 Shares, Class 4 Shares, and Class 5 Shares depends on a client’s “Total Investment” with BGOL and its affiliates. For purposes of clarification, in the case of shares held of record by retirement plans for which individual participants are the underlying beneficial owners and direct the plans’ investments on their behalf into the Funds (“participant directed plans”), the client for the purposes of class eligibility will be deemed to be the participant directed plan.

A client’s Total Investment will be determined by BGOL as of March 31 of each year and on such other dates as may be determined by BGOL (each a “Determination Date”). As provided below, a client’s Total Investment as of any Determination Date will equal the market value of assets managed by BGOL and its affiliates for the client (whether in a pooled vehicle or  otherwise) as of such Determination Date.

BGOL will make all determinations as to the definition of the relevant shareholder (for example, in the case of a merger, spin-off or other corporate reorganization of an existing shareholder) and the aggregation of client accounts for purposes of determining eligibility.

Conversions and Exchange Features

Subject to the eligibility criteria described herein and any shareholder eligibility requirements that may be imposed by a Fund as described in such Fund’s Prospectus, Legacy Class Shares of one Fund are exchangeable for the same class of Legacy Class Shares of any other Fund, without the imposition of any fee or other charge. Such an exchange shall not trigger a recalculation of Total Investment for the purposes of determining eligibility. Any such exchanges shall be effected on the basis of the relative net asset value of the shares subject to the exchange.

In addition, Legacy Class Shares of one Fund may be exchanged, at the shareholder’s option, for Class K or Institutional Class Shares of the same Fund (an “intra-Fund exchange”) without the imposition of any fee or other charge, if and to the extent an applicable intra-Fund exchange privilege is disclosed in the Fund’s Prospectus and subject to the terms and conditions   set forth in the Prospectus, provided that the shareholder requesting the intra-Fund exchange meets the eligibility requirements of the class into which such shareholder seeks to exchange. Any intra- Fund exchange shall be effected on the basis of the relative net asset value of the shares subject to the exchange. If less than all of an investment is exchanged out of Legacy Class Shares in an intra- Fund exchange, such exchange will not trigger a recalculation of Total Investment for purposes of determining eligibility.

Class Characteristics

The sole difference among the Legacy Class Shares is the level of shareholder service fee (“Shareholder Service Fee”) borne by the class for client and shareholder service, reporting and other support provided to such class by BGOL, as set forth in the Shareholder Service Plan in effect from time to time.

With respect to the Legacy Class Shares, the multiple class structure reflects the fact that,  as the size of the client relationship increases, the cost to service that relationship is expected to decrease as a percentage of the account. Thus, the Shareholder Service Fee is lower for classes for which eligibility criteria generally require greater assets under BGOL’s management.

Class K and Institutional Class Shares differ from Legacy Class Shares in that they are eligible for purchase through a Financial Intermediary. As such, the nature of the services provided by BGOL to holders of Class K and Institutional Class Shares may differ from those provided to holders of Legacy Class Shares. BGOL provides Administration and Supervisory Services to Class K and Institutional Class shareholders pursuant to an Administration and Supervisory Agreement between BGOL and the Trust (the “Administration and Supervisory Agreement”). Institutional Class shares differ from Class K shares in that, for Institutional Class shareholders, the Fund may make payments to Financial Intermediaries for Sub-Accounting Services, as set forth in the Sub-Accounting Services Agreement between BGOL and the Trust (the “Sub-Accounting Services Agreement”). Additionally, while the Funds do not guarantee any settlement period for the payment of redemption proceeds to redeeming shareholders, it is the intention of each Fund to seek to meet shareholder redemptions on a T+1 basis for Class K and Institutional Class Shares and on a T+3 basis for Legacy Class Shares.

Allocations to Each Class

Expense Allocations

Shareholder Service Fees payable by the Trust to the shareholder servicer of the Trust’s shares, which is BGOL (or its designee) (the “Shareholder Servicer”), shall be allocated to Legacy Class Shares on a class-by-class basis. Administration and Supervisory Fees payable by the Trust  to BGOL under the Administration and Supervisory Agreement shall be allocated to Class K and Institutional Class Shares on a class-by-class basis. Any expenses incurred or payments made by the Trust pursuant to the Sub-Accounting Services Agreement shall be allocated only to Institutional Class Shares.

Subject to the approval of the Board, including a majority of the independent Trustees, the following “Class Expenses” may (if such expense is properly assessable at the class level) in the future be allocated to any class of shares on a class-by-class basis: (a) transfer agency costs attributable to each class, (b) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders  of a specific class, (c) SEC registration fees incurred with respect to a specific class, (d) blue sky, National Securities Clearing Corporation and foreign registration fees and expenses incurred with respect to a specific class, (e) litigation and other legal expenses relating to a specific class of shares, (f) Trustees’ fees or expenses incurred as a result of issues relating to a specific class of shares, (g) accounting and consulting expenses relating to a specific class of shares, and (h) any additional expenses, not including advisory or custodial fees or other expenses related to the management of the Trust’s assets, if these expenses are actually incurred in a different amount   with respect to a class, or if services are provided with respect to a class that are of a different kind or to a different degree than with respect to one or more other classes.

All expenses not now or hereafter designated as Class Expenses (“Fund Expenses”) will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the relevant Fund.

However, notwithstanding the above, a Fund may allocate all expenses other than Class Expenses on the basis of any methodology permitted by Rule 18f-3(c) under the Act, provided, however, that until such time as this Plan is amended with respect to the Fund’s allocation methodology, the Fund will allocate all expenses other than Class Expenses on the basis of relative net assets.

Waivers and Reimbursements

BGOL (and the Shareholder Servicer, if different) may choose to waive or reimburse Shareholder Service Fees, Administration and Supervisory Fees or any other Class Expenses, on a voluntary or temporary basis.

Income, Gains and Losses

Income and realized and unrealized capital gains and losses shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the relevant  Fund.

Each Fund may allocate income and realized and unrealized capital gains and losses to each share based on any methodology permitted by Rule 18f-3(c)(2) under the Act, consistent with the provisions set forth in “Expense Allocations” above.

Conversion Features for Legacy Class Shares

Legacy Class Shares are subject to a conversion feature based on a client’s Total Investment as described below. Class K and Institutional Class Shares are not subject to any conversion or exchange features within a Fund.

On March 31 of each year and on such other dates as may be determined by BGOL (each a “Determination Date”) the value of the Total Investment with BGOL and its affiliates of each  client holding Legacy Class Shares will be determined. Based on that determination, each such client’s shares of each Fund will be automatically converted to the class of shares of such Fund which is then being offered with the lowest Shareholder Service Fee for which the client is eligible based on the amount of their Total Investment on the Determination Date. The conversion will occur within 15 business days following the Determination Date. Also, if a client makes an additional investment in any Fund or puts additional assets under BGOL’s management so as to cause the client to be eligible for a new Legacy Class of shares, such determination will be made as of the close of business on the last day of the calendar quarter in which the investment was made, and the conversion will be effected within 15 business days of that quarter-end. Notwithstanding the foregoing, there will be no automatic conversion from a Legacy Class of shares with a lower Shareholder Service Fee to a Legacy Class of shares with a higher Shareholder Service Fee unless appropriate disclosure regarding the higher Shareholder Service Fee has been given to the affected client(s) in the Prospectus or otherwise.

Notwithstanding the foregoing and the minimum Total Investment for Class 2 Shares and Class 3 Shares described in the Prospectus, any client who held Class II Shares of the Baillie Gifford Emerging Markets Equities Fund as of January 1, 2015 will be entitled to hold Class 2 Shares of the Baillie Gifford Emerging Markets Equities Fund so long as such client maintains a minimum Total Investment with BGOL of $15 million, and any client who held Class III Shares of the Baillie Gifford Emerging Markets Equities Fund as of January 1, 2015 will be entitled to hold Class 5 Shares of the Baillie Gifford Emerging Markets Equities Fund so long as such client maintains a minimum Total Investment with BGOL of $50 million. If, on any Determination Date, the value of any such client’s Total Investment with BGOL is below $15 million or $50 million, as applicable, such client’s shares will be automatically converted to the class of shares which is then being offered with the lowest Shareholder Service Fee for which the client is eligible as described in the preceding paragraph.

Shares of one Legacy Class will always convert into shares of another Legacy Class on the basis of the relative net asset value of the two classes, without the imposition of any sales load, fee or other charge.  The conversion of a client’s investment from one class of shares to another is not  a taxable event, and will not result in the realization of gain or loss that may exist in Fund shares held by the client. The client’s tax basis in the new class of shares will equal their basis in the old class before conversion.   The conversion of shares from one class to another class of shares may  be suspended if the opinion of counsel obtained by the Trust that the conversion does not constitute a taxable event under current federal income tax law is no longer available.

Notwithstanding anything to the contrary in this Plan, pursuant to Article VI, Section 3 of the Declaration of Trust, the Trust has the right to redeem unilaterally any shareholder of any Fund if at such time such shareholder owns shares of any Fund or class thereof “having an aggregate net asset value of less than an amount determined from time to time by the Trustees.”

Dividends

Dividends paid by the Trust with respect to any class of shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time and will be in the same amount, except that any Shareholder Service Fee or Administration and Supervisory Fee payments relating to a class of shares will be borne exclusively by that class and, if applicable, Class Expenses relating to a class, including, with respect to Institutional Class Shares, any expenses incurred in connection with the Sub-Accounting Services Agreement between BGOL and the Trust, shall be borne exclusively by that class.

Voting Rights

Each share of the Trust entitles the shareholder of record to one vote. Each class of shares of the Trust will vote separately as a class on matters for which class voting is required under applicable law.

Responsibilities of the Board

On an ongoing basis, the Board will monitor the Trust for the existence of any material conflicts among the interests of the six classes of shares. The Board shall further monitor on an ongoing basis the use of waivers or reimbursement of expenses by BGOL to guard against cross- subsidization between classes. The Board, including a majority of the independent Trustees, shall take such action as is reasonably necessary to eliminate any such conflict that may develop.

Reports to the Board

BGOL (and the Shareholder Servicer, if different) will be responsible for reporting any potential or existing conflicts among the six classes of shares to the Board.

Amendments

The Plan may be amended from time to time in accordance with the provisions and requirements of Rule 18f-3 under the Act.